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                                                                    Exhibit 3.23

                             SHAREHOLDER'S AGREEMENT

     THIS SHAREHOLDER'S AGREEMENT (the "Agreement") is made and entered into as of March 19,1997, by and between Food Extrusion, Inc., a Nevada corporation ("Foodex") and CF Corporation an Idaho corporation (the "Shareholder").

                                    RECITALS

     A. Foodex, Food Extrusion Montana, Inc., a Montana corporation ("Purchaser") and the Shareholder have entered into that certain Asset Purchase Agreement dated as of January 2, 1997 (the "Asset Purchase Agreement"), whereby Purchaser shall purchase the assets and assume the liabilities of the Shareholder described in the Asset Purchase Agreement.

     B. As consideration for the purchase of assets, Purchaser and Foodex shall assume certain obligations and liabilities of the Shareholder described in the Asset Purchase Agreement and Foodex shall issue 310,000 shares of its common stock, $.001 par value (the "Shares"), of Foodex to the Shareholder.

     C. As an inducement to and as a condition of, the parties entering into the Asset Purchase Agreement, (i) Foodex shall grant to the Shareholder a put to sell the Shares to Foodex for $5.00 per share, upon the terms and conditions set forth herein and (ii) the Shareholder shall grant to the Company a right of first refusal with respect to any transfer of the Shares, upon the terms and conditions set forth herein.

     D. The execution and delivery of this Agreement by the parties hereto is a condition precedent to the obligations of Foodex, Purchaser and the Shareholder under the Asset Purchase Agreement.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the premises, covenants and agreements contained herein, the sufficiency and adequacy of which are hereby acknowledged,

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and for other good and valuable  consideration  the  sufficiency and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Issuance of Shares.

     On the Closing Date (as defined in the Asset Purchase Agreement), Foodex shall issue an aggregate of 310,000 shares of common stock of Foodex to the Shareholder. The Shares shall be issued pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act of 1933, as amended (the "Act") and shall be subject to the restrictions on transfer in Sections 4 and 7 below.


     2. Put.

     2.1 The Put. Foodex hereby irrevocably grants and issues to the Shareholder the right and option to sell to Foodex on November 1, 1998 and for a period of thirty (30) calendar days thereafter (hereinafter referred to as the "Put") any or all of the Shares at a purchase price of $5.00 per share (as adjusted pursuant to Section 6 below) (the "Put Price"). The right of the Shareholder to exercise the Put under this Section 2 is not transferable, except to the extent Shares are transferred in compliance with Section 4.2 below.

     2.2 Exercise of Put. The Shareholder may exercise the Put and sell to Foodex, and Foodex agrees to purchase from the Shareholder, all of the Shares put to Foodex on November 1, 1998 and for thirty (30) calendar days thereafter (the "Exercise Period"). A Shareholder shall exercise the Put during the Exercise Period by delivery of a written notice to Foodex specifying the number of Shares as to which the Put shall be exercised.

     2.3 Payment and Delivery of Shares. Foodex shall, within twenty (20) calendar days of the receipt of notice from a Shareholder of its exercise of the Put, pay to such Shareholder in cash or by check, $5.00 plus all accumulated dividends, if any, for each Share as to which such Shareholder has exercised the Put in exchange for the delivery to Foodex of a stock certificate or certificates representing the total number of Shares being put and purchased, duly endorsed in blank by the Shareholder or having attached thereto a stock power duly executed by the Shareholder in proper form for transfer.


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     2.4 Acceleration of the Put. Foodex, in its sole discretion, may accelerate and pay the Put upon the occurrence of any sale of assets, merger or reorganization of Foodex.

     3. "Market Stand-Off" Agreement. In the event one-third or more of the Shares then held by the Shareholder are included for sale to the public in an underwritten public offering at a price of not less than $5.00 per share (as adjusted pursuant to Section 6 below), the Shareholder shall not, to the extent requested by Foodex and the underwriter of the common stock (or securities) offered in the public offering, sell or otherwise transfer or dispose of any Shares during a minimum of one hundred and eighty (180) days following the effective date of a registration statement of Foodex filed under the Securities Act, or such other longer period as may be required by the underwriters; provided, however, that: such agreement shall be applicable only to the first such registration statement of Foodex which covers shares (or securities) to be sold on its behalf to the public in an underwritten offering agreements.

     3.1 Enforcement. In order to enforce the foregoing covenant, Foodex may impose stop-transfer instructions with respect to the Shares of the Shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such one hundred and eighty (180) day period or such other longer period as may be required by the underwriters.

     3.2 Suspension of the Put. Upon the occurrence of an underwritten public offering of stock of Foodex (the "Public Offering"), at a per share purchase price of not less than $5.00, the Shareholder will enter into a Market Stand-Off Agreement as described in this Section 3. The right of the Shareholder to exercise the Put shall be suspended for the one hundred and eighty (180) day period described in the Market Stand-Off Agreement. Upon the termination of the Market Stand-Off Agreement, the Shareholder's right to exercise the Put shall be reinstated for a period of ninety (90) days after the termination of the Market Stand-Off Agreement to the extent all of the Shares are not sold by the Shareholder in the Public Offering.

     4. Right of First Refusal.

     4.1 For the period from November 1, 1997 to November 1, 1998, if the Shareholder proposes to sell or engage in any transaction which has resulted in or will result in a change in the beneficial or record ownership of any Shares registered in the Shareholder's name or beneficially owned by such Shareholder,

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including,  but  not  limited  to any  sale,  assignment,  gift,  hypothecation, alienation or other disposition (including any involuntary transfer of the Shares, or part of them, to a creditor) to any individual, entity, government, government agency, political subdivision or unincorporated association (or is required by operation of law or other involuntary transfer) (hereinafter, "Transfer"), the Shareholder shall first offer such Shares to Foodex (the "Right of First Refusal") in accordance with the following provisions:

          (a) The Shareholder (the "Selling Shareholder") shall deliver a written notice (a "Notice") to the secretary of Foodex stating the Selling Shareholder's bona fide intention to Transfer such Shares, the name and address of the person or firm to whom the Selling Shareholder intends to transfer the Shares, or interest therein, the price or amount to be paid for the proposed Transfer (including the amount of any debt to be paid, canceled or forgiven upon foreclosure of a security interest in the Shares or upon any other Transfer to the Selling Shareholder's creditors), specifying the number of Shares to be transferred and all other material terms and conditions of the proposed Transfer.

          (b) If Foodex desires to purchase all or part of the Shares specified in the Notice, Foodex or its designee (as the case may be) shall, within ten
(10) calendar days after receipt of the Notice, deliver to the Selling Shareholder a written notice to purchase, specifying the number of Shares to be purchased at a price of $5.00 per share (subject to adjustment pursuant to Section 6 below) (the "Right of First Refusal Price") and the terms of payment. Foodex shall pay the Selling Shareholder the purchase price for such Shares within ten (10) calendar days of the delivery of the Notice to the Selling Shareholder. Notwithstanding the foregoing, Foodex may elect to offset against and deduct from any payment of the purchase price any indebtedness then owed by the Selling Shareholder to Foodex.

          (c) If Foodex or its designee elects not to purchase or obtain all of the Shares designated in the Selling Shareholder's Notice, then the Selling Shareholder may Transfer the Shares referred to in the Notice to the proposed transferee on the terms set forth in the Notice, provided that such sale or transfer is consummated within thirty (30) calendar days following the date of delivery of the Transfer Notice to Foodex and, provided further, that such sale is in accordance with all the terms and conditions hereof. No Transfer of the Shares shall be made after the end of such thirty (30) calendar day period, nor shall any change in the terms of the transfer be permitted, without delivery by

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the Selling  Shareholder to Foodex of a new Transfer  Notice in compliance  with the requirements of this Section 4.

     4.2 In the event that the Selling Shareholder Transfers the Shares owned by such Selling Shareholder in accordance with the terms of this Agreement, such Transfer shall be expressly conditioned upon the transferee agreeing in writing to abide by the terms of this Shareholder's Agreement. Any proposed Transfer not made in accordance with this Section 4 shall be null and void and Foodex shall not authorize and instruct the transfer agent for the Shares to effect the proposed Transfer. If any such Transfer of the Shares requires the consent of any agency pursuant to the securities laws of any state, the time periods specified herein shall be extended for such period as the necessary request for consent to Transfer is pending before such agency. All parties agree to cooperate in making such request for Transfer, and no Transfer shall be executed without such consent if required by law.

     5. Assignment of Rights. Foodex may assign its rights under Sections 2 and 4 hereof, to one or more persons or entities, who shall have the right to so exercise such rights in his or its own name and for his or its own account.

     6. Adjustment to Put Price and Right of First Refusal Price. In the event Foodex at any time or from time to time shall declare or pay any dividend on the common stock payable in common stock, or effect a subdivision or consolidation of the outstanding shares of common stock into a greater or lesser number of shares of common stock, then and in any such event, in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective, the Put Price and Right of First Refusal Price shall be proportionately adjusted. Additionally, if, from time to time during the term of this Agreement: (i) there is any stock dividend, distribution or dividend of cash or property, stock split, or other change in the character or amount of any of the outstanding securities of Foodex; or (ii) there is any consolidation, merger or sale of all, or substantially all, of the assets of Foodex; then in such event, any and all new, substituted or additional securities, cash, or other property to which the Shareholder is entitled by reason of his or her ownership of the Shares shall be included in the word "Shares" for all purposes with the same force and effect as the Shares presently subject to the Right of First Refusal and other terms of this Agreement. The Put Price and Right of

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First Refusal Price per share shall be appropriately adjusted.

     7. Legends.

     7.1 Securities Act Legend. Each certificate representing the Shares shall also be endorsed with the following legend:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A SHAREHOLDER'S AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OR HIS PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. THE AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY DURING NORMAL BUSINESS HOURS.

     Such legend shall be removed by Foodex upon the termination in full of this Agreement.

     7.2 State Securities Laws Legends. Any certificate representing the Shares shall also be endorsed with any legend or legends required by the securities laws of the jurisdiction of residence of the Shareholder.

     8. Restrictions on Transfer. The Shareholder shall not transfer, sell or otherwise dispose of any Shares for the period of one year following January 1, 1997 (the "Restriction Period"). After the Restriction Period, the transfer, sale or disposal of the Shares shall be subject to the provisions of Section 4 above.

     9. Miscellaneous.

     9.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California without application of principles of conflicts of laws.

     9.2 Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

     9.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.
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     9.4 Entire Agreement; Amendment.

          (a) This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto.

          (b) Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and Foodex.

     9.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be (i) delivered personally,
(ii) transmitted by first-class mail, postage prepaid, or airmail, postage prepaid, in the event of mailing for delivery outside of the country in which mailed, (iii) transmitted by an overnight courier of recognized reputation or of recognized international reputation in the event of an international delivery, or (iv) transmitted by telecopier (with confirmation by airmail or courier), addressed (a) if to a Shareholder, at such Shareholder's address as the Shareholder shall have furnished to Foodex by ten (10) calendar day's prior notice in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished to Foodex in writing, or, until any such holder so furnishes an address to Foodex then to and at the address of the last holder of such Shares who has so furnished an address to Foodex, or (c) if to Foodex, at its address set forth at the signature page of this Agreement, or at such other address as Foodex shall have furnished to each such holder in writing. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (A) the date of receipt if delivered personally, (B) the date seven (7) days after posting if transmitted by mail, (C) the date three (3) days after delivery to the courier if sent by recognized or internationally recognized courier service, or (D) the date on which written confirmation would be deemed to have been given as provided above, whether by mail or by courier, as applicable, if transmitted by telecopier, whichever shall first occur.

     9.6 Separability of this Agreement. In case any provision of this Agreement

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shall  be  invalid,  illegal  or  unenforceable,   the  validity,  legality  and
enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     9.7 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     9.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first written above.

                                                  FOOD EXTRUSION, INC.


                                                  By:/s/ D.L. McPeak
                                                  ------------------------------
                                                  Name:  Daniel L. McPeak
                                                  Title: Chief Executive Officer


                                                  SHAREHOLDER:

                                                  CF CORPORATION


                                                  By: /s/ Ike Lynch
                                                  ------------------------------
                                                  Name:  Ike Lynch
                                                  Title: President and
                                                         Chief Executive Officer